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                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Katharina Manok
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-4256



ROFIN-SINAR REPORTS RESULTS FOR THE SECOND QUARTER OF FISCAL YEAR 2009


Plymouth, MI / Hamburg, Germany, May 7, 2009 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its second fiscal quarter and six months ended March 31, 2009.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended             Six months ended
                    3/31/09   3/31/08   % Change   3/31/09   3/31/08  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $ 75,591  $136,300  -  45 %   $182,556  $271,289  -  33 %
Net income          $  1,166  $ 10,779  -  89 %   $  8,812  $ 27,675  -  68 %
Earnings per share
  "Diluted" basis   $   0.04  $   0.35  -  89 %   $   0.31  $   0.90  -  66 %

The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.9 million and 30.5 million for each of the fiscal quarters and 28.9 million and 30.9 million for the six month periods ending March 31, 2009 and 2008. For the fiscal quarter ended March 31, 2009, no shares were considered dilutive and therefore, the number of stock option equivalents was 28.9 million for both the basic and diluted earnings per share calculations.


"Our second quarter figures were impacted by the severe downturn in the global economy. In January and February, we faced low order entry levels across all industries that we serve; however, in March, we began to see order entry rebound. Due to effective cost-cutting measures and disciplined capital spending, we reported break-even operating results even under these difficult macroeconomic conditions. Although visibility is still limited, we believe that our business will benefit as economic stimulus packages are implemented and market sentiment, particularly with regard to consumer spending, gradually improves," commented Gunther Braun, CEO and President of RSTI.




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FINANCIAL REVIEW

Second Quarter

Net sales totaled $75.6 million for the second quarter ended March 31, 2009, a 45%, or $61.0 million, decrease from the comparable quarter of fiscal 2008. The strengthening of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $10.7 million in the second quarter. Gross profit totaled $27.9 million, or 37% of net sales, compared to $60.7 million, or 44% of net sales, in the same period of fiscal year 2008. Net income amounted to $1.2 million, or 2% of net sales, compared to $10.8 million, or 8% of net sales, in the same period last year. Diluted earnings per share equaled $0.04 for the quarter based upon 28.9 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.35 based upon 30.5 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A decreased by $8.1 million to $19.5 million, representing 26% of net sales. In addition, amortization expenses in the second quarter of fiscal year 2009 decreased by $2.8 million versus the comparable period last year to $0.9 million (1% of net sales). Net R&D expenses decreased by $2.7 million to $7.5 million, representing 10% of net sales.

Compared to the second quarter in 2008, sales of laser products used for macro applications decreased by 49% to $30.3 million, accounting for 40% of total sales. Sales of lasers for marking and micro applications decreased by 44% to $35.0 million and represented 46% of total sales. Sales for components decreased by 29% to $10.3 million and represented 14% of total sales.

Six Months

For the six months ended March 31, 2009, net sales totaled $182.6 million, a decrease of $88.7 million, or 33%, from the comparable period in 2008. The strengthening of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $18.4 million in the six month period. Gross profit for the period was $69.9 million, $49.4 million lower than the same period in 2008. Net income for the six month period ended March 31, 2009, totaled $8.8 million, with diluted earnings per share of $0.31 based upon the weighted average of 28.9 million common shares outstanding.

Net sales of lasers for macro applications decreased by $49.8 million, or 41%, to $71.7 million and net sales of lasers for marking and micro applications decreased by $35.5 million, or 28%, to $89.6 million. Sales of components decreased by $3.5 million, or 14%, to $21.3 million from the comparable period in fiscal year 2008.

On a geographical basis, net sales in North America in the first six months showed a decrease of 41% and totaled $35.8 million (2008: $60.7 million). In Europe, net sales decreased by 26% to $109.9 million (2008: $149.3 million) and in Asia, net sales decreased by 40% to $36.9 million (2008: $61.3 million).

Order entry for the quarter amounted to $62.0 million and resulted in a backlog of $98.1 million at March 31, 2009, mainly for laser products.






(page)

OUTLOOK
"Although we presently face extremely difficult market conditions, we continue to focus on research and product development as well as on our performance in emerging geographic markets. We are confident that this is the right strategy to mitigate the impact of the global market downturn and position us well as the market rebuilds," commented Peter Wirth, Executive Chairman of the Board of RSTI.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 31,000 laser units installed worldwide and serves more than 3,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, May 7, 2009. This call is also being broadcast live over the internet in listen-only mode. A replay of the webcast will be made available for approximately 90 days following the call. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Delia Cannan at Taylor Rafferty in New York at +1-212-889-4350 or Emilia Whitbread at Taylor Rafferty in London at +44(0) 207 614 2900).

(Tables to follow)































(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three months            Six months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                3/31/09      3/31/08     3/31/09     3/31/08
                               ----------  ----------  ----------  ----------
-Macro                         $  30,290   $  59,617   $  71,641   $ 121,426
-Marking/Micro                    34,988      62,335      89,605     125,098
-Components                       10,313      14,648      21,310      24,765
                               ----------  ----------  ----------  ----------
Net sales                         75,591     136,600     182,556     271,289
Cost of goods sold                47,676      75,943     112,678     151,978
                               ----------  ----------  ----------  ----------
    Gross profit                  27,915      60,657      69,878     119,311
Selling, general, and
    administrative expenses       19,536      27,600      42,573      51,591
Intangibles amortization             875       3,689       1,700       4,646
Research and development expenses  7,525      10,158      15,987      18,940
                               ----------  ----------  ----------  ----------
    Income (Loss) from operations(    21)     19,210       9,618      44,134
Other income (expense)             1,541     ( 2,400)      3,005     ( 2,136)
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest        1,520      16,810      12,623      41,998
Income tax expense                   285       5,928       3,638      14,029
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                   1,235      10,882       8,985      27,969
Minority interest                     69         103         173         294
                               ----------  ----------  ----------  ----------
    Net income                  $  1,166    $ 10,779    $  8,812    $ 27,675
                               ==========  ==========  ==========  ==========
Net income per common share
  * "diluted" basis             $   0.04    $   0.35    $   0.31    $   0.90
 ** "basic" basis               $   0.04    $   0.36    $   0.31    $   0.92


* The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.9 million and 30.5 million for each of the fiscal quarters and 28.9 million and 30.9 million for the six month periods ending March 31, 2009 and 2008, respectively.


** The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.9 million and 29.7 million for the fiscal quarters ending March 31, 2009 and 2008, and 28.9 million and 30.2 million for the six month periods, respectively.







(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

                                                     3/31/09       9/30/08
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 101,357      $ 116,471
  Trade accounts receivable, net                      74,849        117,910
  Inventories net                                    138,137        153,267
  Other current assets                                18,277         18,707
                                                   -----------    ----------
    Total current assets                             332,620        406,355
  Net property and equipment                          53,484         56,226
  Other non-current assets                           119,495        121,079
                                                   -----------    ----------
    Total non-current assets                         172,979        177,305
                                                   -----------    ----------
    Total assets                                   $ 505,599      $ 583,660
                                                   ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  30,868      $  54,706
  Accounts payable, trade                             13,271         21,176
  Other current liabilities                           41,389         72,519
                                                   -----------     ---------
    Total current liabilities                         85,528        148,401

  Long-term debt                                      11,239         11,968
  Other non-current liabilities                       20,457         21,033
                                                   -----------     ---------
    Total liabilities                                117,224        181,402
    Net stockholders' equity                         388,375        402,258
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 505,599      $ 583,660
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "although we presently face extremely difficult market conditions, we continue to focus on research and product development as well as on our performance in emerging geographic markets" or "we are confident that this is the right strategy to mitigate the impact of the global market downturn and position us well as the market rebuilds" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.